Exhibit 99.1
Twitter Q4 and Fiscal Year 2020 Shareholder Letter
San Francisco, CA
February 9, 2021
Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. All growth rates referenced below are year over year unless otherwise indicated. The sum of individual metrics may not always equal total amounts indicated due to rounding.
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Highlights
•Q4 was a strong finish to the year with revenue of $1.29 billion, up 28% year over year, reflecting better-than-expected performance across all major products and geographies. Strong revenue performance also drove better-than-expected profitability, with GAAP operating income of $252 million and GAAP operating margin of 20%.
•Average monetizable DAU (mDAU) reached 192 million, up 27% year over year and up 5 million sequentially, driven by global conversation around current events and ongoing product improvements.
•We made significant progress on our brand and direct response products in advance of the recent relaunch of our Mobile Application Promotion (MAP) offering. New ad formats, stronger attribution, and improved targeting resulted in a 31% year-over-year increase in total ad revenue and greater than 50% year-over-year growth in MAP revenue in Q4.

Q4 was a strong finish to the year with revenue of $1.29 billion, up 28% year over year, reflecting better-than-expected performance across all major products and geographies. Strong revenue performance also drove better-than-expected profitability, with GAAP operating income of $252 million and GAAP operating margin of 20%.

Total revenue was $1.29 billion in Q4, an increase of 28%. Total US revenue was $733 million, an increase of 24%. Total international revenue was $556 million, an increase of 34%. Revenue from Japan, our second largest market, increased 26% to $176 million or 14% of total revenue.

Total advertising revenue was $1.15 billion, an increase of 31%. Data licensing and other revenue totaled $134 million, an increase of 9%.

Operating income totaled $252 million, or 20% of total revenue, compared to $153 million, or 15% for the same period in 2019. We delivered net income of $222 million, net margin of 17%, and diluted EPS of $0.27.

Average monetizable DAU (mDAU) reached 192 million, up 27% year over year and up 5 million sequentially, driven by global conversation around current events and ongoing product improvements.

Year-over-year growth in mDAU remained strong, with average mDAU of 192 million in Q4, up 40 million or 27%. We grew US mDAU by 21% and international mDAU by 28%.

In 2020, growth from product improvements reached an all-time high, with additional benefit from increased global conversation around COVID-19, the run-up to US elections, and other current events. In Q4, we helped new and reactivated accounts build a more durable and sustainable connection with Twitter by using real-time signals around interest and intent to significantly improve content personalization and discovery in their first few days on Twitter. Early data suggests that these product improvements are enhancing the customer experience and resulted in improved retention, reduced churn, and greater mDAU growth in Q4.

Making it easier for people to find what they are looking for when they come to Twitter by better organizing content around Topics and Interests is an important part of our work. In Q4, we continued to grow the number of Topics people can follow to more than 6,000, with increased personalization, notifications for new customers about Topics they might want to follow, and an expanded variety of Topics — including an expanded catalogue of TV shows and our first Hindi-language Topics. These improvements drove a meaningful increase in the number of Tweets liked by customers who followed a Topic, with average engagement rates for topical Tweets more than 2X the engagement rate for Tweets from account-based follows in Q4. In 2021, we will continue to build on our momentum by improving Topics to enhance the experience of new, light, and returning customers, continuing to invest in better Topic discovery, expanding the number of available Topics, and improving personalization of Tweets within a Topic.

Another important goal is to make it easier to follow and participate in the public conversation. Some people tell us that Tweeting is uncomfortable because it feels too public, permanent, and there is pressure to accumulate Retweets and Likes. To help, we launched Fleets globally in Q4 — a low-pressure way to easily join the conversation with ephemeral fleeting thoughts. Tests in Brazil, Italy, India, and South Korea have shown that people with Fleets are more likely to Tweet and they create more content in the form of Fleets, Tweets, and Direct Messages than people without Fleets, resulting in measurable increases in both original content production and the number of new content producers. We’re also working on providing a new way to talk on Twitter — using your voice. The human voice can bring a layer of connectivity, emotion, nuance, and empathy that is often lost in text. We released our Spaces feature into early beta in late Q4, and we're excited about how this capability can change the way people have conversations on Twitter.

We continue to enhance the global conversation on Twitter with live and on-demand video content, including short videos and highlights, across sports, entertainment, gaming, news, and politics. We recently announced a multiyear global video content deal with NBCUniversal that will provide people on Twitter with premium content across NBCU properties from key events such as the Golden Globes, Latin American Music Awards, the E! People's Choice Awards, and the Macy's Thanksgiving Day Parade, as well as must-see sports content from NBC Sports, Telemundo Deportes, Sky Sports, and GOLF Channel. In addition, we continue to see innovation from content partners. We also recently announced a partnership with WebMD that has brought unique video content to Twitter to help educate consumers on health topics. And without a red carpet for interviews or fans in the audience, building on the enormous success of the #VMAStanCam, ViacomCBS’ MTV Entertainment Group created the first-ever #CMTFanCam exclusively on Twitter for the 2020 CMT Music Awards to go along with live streams, on-demand video highlights, and voice Tweets from artists on Twitter during the TV broadcast.

Health also continues to be a top priority. Our work to reduce abuse, combat misinformation, and protect the integrity of civic-related conversations has never been more important. In the months leading up to the US election, we announced a series of policy, enforcement, and product changes to add context, encourage thoughtful consideration, and reduce the potential for misleading information. Some of those changes were very effective, and we will continue to build on them in the weeks and months ahead, while others were less effective and, as a result, have been discontinued. Here is a quick recap:
•Labels, warnings, and prebunks. We offered additional context on potentially misleading information in Q4 with a specific focus on Tweets about COVID-19, synthetic and manipulated media, and the 2020 US election. For the US election, we applied labels, warnings, and additional restrictions on Tweets that included potentially misleading information from October 27 to November 11, and we attempted to get ahead of potentially misleading information by showing everyone on Twitter in the US a series of prebunk prompts, reminding people that election results were likely to be delayed, and that voting by mail is safe and legitimate. These efforts were highly effective at providing additional context around potentially misleading information and we will continue to apply labels to add context in the future and to limit the risk of harmful misinformation spreading without important context.
•Product changes. In the weeks leading up to and during the election week in the US, we also implemented a series of product changes intended to increase context and encourage more thoughtful consideration before Tweets were amplified, including encouraging Quote Tweets, removing Tweet recommendations in the Home timeline and notifications, and requiring context before showing Trends in “For You.” After the election, on November 12, we reverted the first two of these changes because we observed that prompting Quote Tweets did not appear to increase context, and in the second instance, we did not observe a statistically significant difference in the prevalence of misinformation as a result of the change. With regard to requiring context before showing Trends in “For You,” we did see a significant reduction in reports as a result of this change, but it also placed a significant limitation on the number and breadth of Trends that we could show, making “For You” less relevant for many people’s interests. Moving forward, we’ll continue to prioritize reviewing and adding context to as many Trends as possible, but won’t make this a requirement before a Trend can appear in “For You.”

We made significant progress on our brand and direct response products in advance of the recent relaunch of our Mobile Application Promotion (MAP) offering. New ad formats, stronger attribution, and improved targeting resulted in a 31% year-over-year increase in total ad revenue and greater than 50% year-over-year growth in MAP revenue in Q4.

We delivered $1.15 billion in ad revenue in Q4, a 31% year-over-year increase, driven by strong advertiser demand.

We saw advertisers increase investments across both brand and direct response in Q4. MAP ads totaled more than $300 million in FY20, roughly flat year over year, but increasing significantly over the course of 2020 and ending the year with revenue up more than 50% in Q4, reflecting significant improvements to the product as well as easier comps from our legacy MAP product in Q4’19.

On February 8, we announced the launch of our rebuilt MAP offering and website clicks objective. Our newest MAP offering reflects more than 30 product improvements across five key areas: campaign management, quality supply, ad formats, optimization, and measurement, collectively increasing mobile app impressions by 80%(1) and driving better performance for MAP advertisers. For website clicks, we introduced Twitter Click ID and improved conversion optimization. Twitter Click ID provides a more reliable way to report (in a privacy-sensitive way) who visited an advertiser’s website after clicking on a Twitter ad, improving our ability to attribute site visits without cookies, with early test results showing a 10X increase in attributed site visits.(2) Our conversion optimization model improves campaigns that optimize for site visits and is driving a median increase of 26% in click-to-land rates with a significant decrease in cost per site visit in recent tests.(3)

We made progress on a number of new ad formats across both brand and direct response in Q4, including: the launch of an extended beta for Branded Likes and the global release of single-destination Carousel ads, designed to deliver a more immersive and interactive experience and better performance. Carousel ads include an edge-to-edge design, third-party measurement, accessibility support, and new reporting features, such as swipes within the Carousel and the ability to measure individual Carousel card performance. We’ve seen strong results in early testing, with an approximate 15% increase in clickthrough rates on average for Website Carousels and an approximate 24% increase in installs per impression on average for App Carousels, both relative to single-asset formats.

We also delivered stronger attribution and measurement across brand and direct response in Q4 with a new A/B testing tool that allows advertisers to test the relative efficacy of various creative and targeting approaches to better optimize campaigns — and we announced a partnership with Neustar for multi-touch attribution, helping advertisers better understand how exposure to an ad on Twitter contributes to an individual’s ultimate purchase decision.

Building better performance products is an integral part of our long-term strategy and we see a clear path to driving more direct response advertising on Twitter over time. An improved MAP offering and more direct response ad formats should increase our addressable market and diversify our customer base, with more access to always-on advertising demand, while continuing to build on our strengths in helping brands launch something new and connect with what’s happening.

We are also actively working with key industry partners to advance brand safety as a central component of the advertising and measurement solutions on Twitter. To that end, in Q4 we announced that we selected DoubleVerify (DV) and Integral Ad Science (IAS) to be our preferred partners for providing independent reporting on the context in which ads appear on Twitter. We see this as an opportunity to build solutions that will give advertisers a better understanding of the types of content that appear adjacent to their ads, helping them make informed decisions to reach their marketing goals. These solutions will complement our existing third-party viewability measurement solutions with DV and IAS.

We also shared our commitment to pursue accreditation from all four of the Media Ratings Council’s (MRC) offered Accreditation Services: Viewability, Sophisticated Invalid Traffic Filtration, Audience Measurement, and Brand Safety. We will be prioritizing the Brand Safety audit first, and have already started the proposal process.

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(1) Based on growth in on-platform MAP ad impressions in Q4 2020.
(2) As compared to the same set of campaigns without Click ID enabled, Q4 2020.
(3) As compared to the same campaign without conversion optimization enabled, Q4 2020.

Q4 AND FISCAL YEAR 2020 FINANCIAL AND OPERATIONAL DETAIL
Fiscal Year 2020
Total revenue for 2020 was approximately $3.72 billion, an increase of 7%. Advertising revenue grew 7%, with the US growing 6% and international growing 8%. Data licensing and other revenue increased 9%, primarily reflecting strength in DES, particularly in the first half of the year when we completed many large, multiyear renewals.
Total costs and expenses for 2020 grew 19% and totaled $3.69 billion, resulting in operating income of $27 million. We finished close to the 20% growth we had planned for fiscal 2020 prior to COVID, in spite of the initial disruption and adjustments necessitated by the pandemic.
Stock-based compensation (SBC) expenses for the year increased 26% to $475 million and were 13% of revenue. We grew headcount by nearly 600 employees, or 14% in 2020, and ended the year with over 5,500 employees. We prioritized hiring in product and trust and safety, and were pleased to see headcount growth accelerate in the second half as the impact of COVID on recruiting receded.
For fiscal 2020, we reported a net loss of $1.14 billion, net margin of -31%, and diluted EPS of -$1.44. Excluding a deferred tax asset valuation allowance of $1.10 billion and corresponding non-cash income tax expense based primarily on cumulative taxable losses driven primarily by COVID-19, the adjusted net loss was $34 million, adjusted net margin was -1%, and adjusted diluted EPS was -$0.04. As a reminder, for fiscal 2019, we reported net income of $1.47 billion, net margin of 42%, and diluted EPS of $1.87. Excluding the income tax benefit from the establishment of deferred tax assets related to intra-entity transfers of intangible assets totaling $1.21 billion, adjusted net income was $259 million, adjusted net margin was 7%, and adjusted diluted EPS was $0.33.
Net cash from operating activities was $993 million, down 24% from $1.30 billion in 2019. Capital expenditures in 2020 totaled $864 million, an increase of 62% from 2019, mostly driven by the ongoing buildout of our new data center. We generated $129 million of adjusted free cash flow in 2020 compared to $769 million in 2019.
Q4 2020
Revenue
Total revenue was $1.29 billion in Q4, up 28% or 27% on a constant currency basis, due to a global, broad-based recovery in advertising revenue. US revenue was $733 million, an increase of 24%. Total international revenue was $556 million, an increase of 34%, or 32% on a constant currency basis. Japan, our second largest market, had revenue of $176 million, up 26% compared to an increase of 3% in the previous quarter.
Total advertising revenue was $1.15 billion, an increase of 31%, or 30% on a constant currency basis. This was mostly driven by strong brand advertiser demand in the US for most of the quarter. We saw a dip in US advertiser spend during a short period bracketing the US presidential election on November 3, followed by a strong resumption in demand that continued through the holidays.
Key results to note:
•By region, US advertising revenue totaled $646 million, an increase of 27% compared to an increase of 11% last quarter, and international ad revenue was $509 million, up 35% compared to an increase of 20% last quarter. We saw a broad-based global rebound, driven by our larger audience, an upswing in advertiser sentiment for digital ads in general and for Twitter’s solutions in particular, and the resumption of more events and product launches.
•By ad objective, brand remains the majority of our ad revenue. Sequential growth accelerated in both brand and performance products in Q4.
•By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. While relatively small, we believe small and mid-sized businesses remain a significant opportunity for Twitter. We’ve recently better resourced the sales and product teams that are working to deliver for the millions of small businesses on Twitter.
Data licensing and other revenue totaled $134 million, an increase of 9%, driven by growth in DES. We expect mid-single digit growth in data licensing and other revenue in FY21.

Advertising Metrics
Total ad engagements increased 35%, driven by strong growth in ad impressions due to our growing audience and increased demand for ads. Cost per engagement (CPE) decreased 3%, which was largely a function of supply opportunities outstripping demand. As a reminder, CPE is an output of our ads auction process, and will vary from one period to another based on geographic performance, auction dynamics, the strength of demand for various ad formats, and campaign objectives.
Expenses
Total costs and expenses (which include cost of revenue and all operating expenses) grew to $1.04 billion in Q4. Expense growth of 21% was in line with our expectations and driven by higher sales-related expenses, headcount growth, and infrastructure costs.
By function:
•Cost of revenue grew 38% to $433 million, driven by traffic acquisition costs, revenue share from partnerships, and public cloud-related expenses.
•Research and development expenses grew 25% to $248 million, primarily due to higher personnel-related costs as we continue to focus our investments on engineering, product, and design, and higher facilities and supporting overhead expenses.
•Sales and marketing expenses grew 1% to $244 million, primarily due to increased outside services and higher sales-related expenses due to higher revenue, offset by lower personnel-related costs and travel and marketing expenses.
•General and administrative expenses grew 12% to $112 million, primarily due to higher personnel-related costs, offset by lower travel expenses and lower facilities and related expenses.
SBC expenses grew 27% to $128 million and were approximately 10% of total revenue. We ended Q4 with more than 5,500 employees worldwide.
Operating income was $252 million, or 20% of total revenue, compared to operating income of $153 million or 15% for the same period in 2019. The increase in year-over-year operating income is primarily due to the strong revenue we delivered.
We delivered net income of $222 million in Q4, representing a net margin of 17% and diluted EPS of $0.27. This compares to net income of $119 million, representing a net margin of 12% and diluted EPS of $0.15 in the same period of the previous year.
Balance Sheet and Statement of Cash Flows
We ended the quarter with approximately $7.47 billion in cash, cash equivalents, and marketable securities. Net cash provided by operating activities in the quarter was $330 million, an increase from $277 million in the same period last year. Capital expenditures totaled $292 million, compared to $150 million in the same period last year, driven by infrastructure investments in data center buildouts to support audience growth and product innovation. We reported adjusted free cash flow of $38 million, compared to adjusted free cash flow of $127 million in the same period last year.
As a reminder, in early March we announced our intent to repurchase $2 billion of Twitter stock over time as a way to maintain an appropriate capital structure, offset stock dilution, and return capital to shareholders. We initiated the repurchase program in Q4 and bought back a total of $251 million of our stock during the quarter. Our pace in future quarters is likely to be lower and may vary based on the operating environment, our capital needs, and market conditions.

Monetizable Daily Active Usage
Average mDAU was 192 million, an increase of 27%, primarily driven by ongoing product improvements and global conversation around current events. We grew US mDAU by 21% and international mDAU by 28%.
In 2020, growth from product improvements reached an all-time high, with additional benefit from increased global conversation around COVID-19, the run-up to US elections, and other current events.
As noted above, in the months leading up to the US election we launched a series of policy, enforcement, and product changes to add context, encourage thoughtful consideration, and reduce the potential for misleading information. Some of the changes were very effective, and we will continue to build on them in the weeks and months ahead, while others were less effective and, as a result, have been discontinued. In aggregate, the discontinued changes had a small but measurable negative impact on global mDAU in Q4, which was as expected and well worth the effort to protect the integrity of the conversation around the election period in the US.
By region:
•Average US mDAU was 37 million for Q4, compared to 31 million in the same period of the previous year and compared to 36 million in Q3.
•Average international mDAU was 155 million for Q4, compared to 121 million in the same period of the previous year and compared to 152 million in Q3.
We historically have not provided any perspective on current progress on mDAU. That said, our tremendous growth in 2020 and its impact on quarterly averages will impact growth rates in 2021 in ways that we believe merit explanation. Some context:
•Q4’19 mDAU reached 152 million, up 21%.
•When we withdrew our 2020 guidance on March 23 due to COVID, we reported quarter-to-date mDAU of 164 million, already up 23%.
•We then reported final Q1’20 results on April 30 with mDAU of 166 million, up 24%, which implies approximately 184 million mDAU on average in the final days of March.
•We continued to build off of that strong base with 186 million mDAU in Q2’20, 187 million mDAU in Q3’20, and 192 million mDAU in Q4’20, up 34%, 29%, and 27% respectively, reflecting improved retention from product improvements as well as ongoing engagement around current events.
Given the unusual circumstances this quarter, we wish to share that the increase in average absolute mDAU through the end of January was above the historical average from the last four years, and we expect to see mDAU growth of approximately 20% year over year in Q1’21, despite 24% year-over-year mDAU growth in Q1’20. Looking beyond Q1, the significant pandemic-related surge we saw last year continues to create challenging comps, and may lead to quarterly growth rates in the low double digits on a year-over-year basis in Q2, Q3, and Q4, with the low point likely in Q2. We expect this will result in an average annual growth rate of ~20% from Q4’19 to Q4’21. There is no change to our ambition (announced in March of 2020) to grow mDAU at a compound annual growth rate of 20% or more from the base of 152 million mDAU reported in Q4’19.
Outlook
As we enter 2021, our objectives are similar to previous years and our success will best be measured by our ability to grow our audience and deliver financial results in line with our guidance.
We expect to grow headcount by more than 20% in 2021, especially in engineering, product, design, and research. Given the hiring and investment decisions made in 2020 and previous years, along with anticipated 2021 headcount growth, we expect total costs and expenses to grow 25% or more in 2021, ramping in absolute dollars over the course of the year. Our investments also include the final buildout of a new data center in 2021, adding capacity to support audience and revenue growth.
Finally, assuming the global pandemic continues to improve and that we see modest impact from the rollout of changes associated with iOS 14, we expect total revenue to grow faster than expenses in 2021. How much faster will depend on our execution on our direct response roadmap and macroeconomic factors.

For Q1’21, we expect:
•Total revenue to be between $940 million and $1.04 billion
•GAAP operating income to be between a loss of $50 million and break even
For FY21, we expect:
•Stock-based compensation expense to be between $525 million and $575 million
•Capital expenditures to be between $900 million and $950 million
Note that our outlook for Q1 and the full year 2021 reflects foreign exchange rates as of January 2021.
For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Appendix
Fourth Quarter and Full-Year 2020 Webcast and Conference Call Details
Twitter will host a conference call today, Tuesday, February 9, 2021, at 3pm Pacific Time (6pm Eastern Time) to discuss financial results for the fourth quarter and full fiscal year 2020. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
First Quarter 2021 Earnings Release Details
Twitter expects to release financial results for the first quarter of 2021 on April 29, 2021, after market close. Twitter will host a conference call on the same day to discuss these financial results at 3pm Pacific Time (6pm Eastern Time).
About Twitter, Inc.
Twitter (NYSE: TWTR) is what’s happening and what people are talking about right now. To learn more, visit about.twitter.com and follow @Twitter. Let’s talk.

A Note About Metrics
Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.
The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the fourth quarter of 2020 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.
In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.
We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements
This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance, and long-term mDAU goals, retention and growth rates, and strategies to improve financial and operating performance; the impact of the COVID-19 pandemic and related responses of businesses and governments to the pandemic, on Twitter’s operations and personnel, on commercial activity and advertiser demand across Twitter’s platform, and on Twitter’s operating results, as well as on worldwide and regional economies; Twitter’s anticipated strategies, and product and business plans, and its priorities, product initiatives, and product development plans, including actions and disclosures regarding civic and information integrity, the expected benefits of the next-generation MAP and direct response ad format efforts, as well as Topics, Spaces, and various product changes related to health and safety; Twitter’s expectations and strategies regarding the growth of its revenue, including the drivers of such growth, audience, and engagement (including, in each case, any potential impact of COVID-19), advertiser base and spending, and allocation of resources; and Twitter’s expectations regarding future capital expenditures, timing and amount of share repurchases, headcount growth and other expenses, including its SBC expenses. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition, and operating results and the achievement of our strategic objectives, as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations or fail to drive mDAU growth; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, adjusted diluted net income (loss) per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal year and quarter ended December 31, 2020, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income (loss) as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income (loss) per share is calculated by dividing non-GAAP net income (loss) by non-GAAP diluted share count. Non-GAAP diluted share count is GAAP basic share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain, if any. We have presented adjusted net income (loss) solely to exclude the income tax benefit from the establishment of deferred tax assets related to intra-entity transfers of intangible assets in the year ended December 31, 2019, and the income tax provision from the establishment of a valuation allowance against the deferred tax assets in the year ended December 31, 2020, and no other adjustments were made in the calculation of this measure. Adjusted net margin is calculated by dividing adjusted net income (loss) by GAAP revenue. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by GAAP diluted share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.
Twitter believes that revenues on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance.
Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges, or the effects of the income tax benefits related to the establishment of deferred tax assets and the tax provisions from the establishment of a valuation allowance against deferred tax assets described above, which are non-operating benefits and expenses.
In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.
These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:	Press:

ir@twitter.com	press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$1,988,429	$1,799,082
Short-term investments	5,483,873	4,839,970
Accounts receivable, net	1,041,743	850,184
Prepaid expenses and other current assets	123,063	130,839
Total current assets	8,637,108	7,620,075
Property and equipment, net	1,493,794	1,031,781
Operating lease right-of-use assets	930,139	697,095
Intangible assets, net	58,338	55,106
Goodwill	1,312,346	1,256,699
Deferred tax assets, net	796,326	1,908,086
Other assets	151,039	134,547
Total assets	$13,379,090	$12,703,389
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$194,281	$161,148
Accrued and other current liabilities	662,965	500,893
Convertible notes, short-term	917,866	—
Operating lease liabilities, short-term	177,147	146,959
Finance lease liabilities, short-term	567	23,476
Total current liabilities	1,952,826	832,476
Convertible notes, long-term	1,875,878	1,816,833
Senior notes, long-term	692,994	691,967
Operating lease liabilities, long-term	819,748	609,245
Deferred and other long-term tax liabilities, net	31,463	24,170
Other long-term liabilities	36,099	24,312
Total liabilities	5,409,008	3,999,003
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	9,167,138	8,763,330
Treasury stock	(5,297)	—
Accumulated other comprehensive loss	(66,094)	(70,534)
Retained earnings (accumulated deficit)	(1,125,669)	11,586
Total stockholders’ equity	7,970,082	8,704,386
Total liabilities and stockholders’ equity	$13,379,090	$12,703,389

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue	$1,289,041	$1,007,341	$3,716,349	$3,459,329
Costs and expenses
Cost of revenue	432,924	314,008	1,366,388	1,137,041
Research and development	247,940	198,240	873,011	682,281
Sales and marketing	244,002	241,561	887,860	913,813
General and administrative	112,251	100,648	562,432	359,821
Total costs and expenses	1,037,117	854,457	3,689,691	3,092,956
Income from operations	251,924	152,884	26,658	366,373
Interest expense	(40,166)	(26,377)	(152,878)	(138,180)
Interest income	13,101	33,927	88,178	157,703
Other income (expense), net	(840)	(2,340)	(12,897)	4,243
Income (loss) before income taxes	224,019	158,094	(50,939)	390,139
Provision (benefit) for income taxes	1,903	39,321	1,084,687	(1,075,520)
Net income (loss)	$222,116	$118,773	$(1,135,626)	$1,465,659
Net income (loss) per share:
Basic	$0.28	$0.15	$(1.44)	$1.90
Diluted	$0.27	$0.15	$(1.44)	$1.87
Weighted-average shares used to compute net income (loss) per share:
Basic	793,789	776,647	787,861	770,729
Diluted	816,368	788,684	787,861	785,531

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities
Net income (loss)	$222,116	$118,773	$(1,135,626)	$1,465,659
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	128,708	116,473	495,177	465,549
Stock-based compensation expense	128,184	101,296	474,932	378,025
Amortization of discount on convertible notes	27,000	20,047	101,733	113,298
Bad debt expense	1,914	422	18,775	3,083
Deferred income taxes	(4,596)	15,782	(36,978)	84,369
Deferred tax assets establishment related to intra-entity transfers of intangible assets	—	—	—	(1,206,880)
Deferred tax assets valuation allowance establishment	—	—	1,101,374	—
Impairment of investments in privately-held companies	—	—	8,842	1,550
Other adjustments	(3,008)	(3,487)	(10,764)	(19,989)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(285,851)	(160,932)	(188,039)	(67,000)
Prepaid expenses and other assets	31,163	(8,386)	6,398	(29,602)
Operating lease right-of-use assets	46,288	45,018	168,000	149,880
Accounts payable	23,954	15,545	18,232	2,946
Accrued and other liabilities	46,848	52,303	123,345	92,681
Operating lease liabilities	(32,420)	(35,675)	(152,531)	(130,205)
Net cash provided by operating activities	330,300	277,179	992,870	1,303,364
Cash flows from investing activities
Purchases of property and equipment	(295,525)	(151,615)	(873,354)	(540,688)
Proceeds from sales of property and equipment	3,355	1,868	9,170	6,158
Purchases of marketable securities	(1,168,412)	(1,857,429)	(6,272,395)	(5,798,111)
Proceeds from maturities of marketable securities	987,343	776,235	4,554,238	4,928,097
Proceeds from sales of marketable securities	167,367	193,791	1,092,754	367,116
Purchases of investments in privately-held companies	(8,073)	—	(11,912)	(51,163)
Proceeds from sales of long-lived assets	—	—	—	11,781
Business combinations, net of cash acquired	(13,731)	(9,362)	(48,016)	(29,664)
Other investing activities	—	—	(11,050)	(9,500)
Net cash used in investing activities	(327,676)	(1,046,512)	(1,560,565)	(1,115,974)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	1,000,000	—
Proceeds from issuance of senior notes	—	700,000	—	700,000
Debt issuance costs	—	(8,070)	(14,662)	(8,070)
Repayment of convertible notes	—	—	—	(935,000)
Repurchases of common stock	(245,292)	—	(245,292)	—
Taxes paid related to net share settlement of equity awards	(4,243)	(2,899)	(22,587)	(19,594)
Payments of finance lease obligations	(2,489)	(13,050)	(23,062)	(66,677)
Proceeds from exercise of stock options	4,988	35	5,442	788
Proceeds from issuances of common stock under employee stock purchase plan	21,076	17,169	55,471	42,378
Net cash provided by (used in) financing activities	(225,960)	693,185	755,310	(286,175)
Net increase (decrease) in cash, cash equivalents and restricted cash	(223,336)	(76,148)	187,615	(98,785)
Foreign exchange effect on cash, cash equivalents and restricted cash	10,849	6,366	(4,005)	4,576
Cash, cash equivalents and restricted cash at beginning of period	2,223,763	1,897,448	1,827,666	1,921,875
Cash, cash equivalents and restricted cash at end of period	$2,011,276	$1,827,666	$2,011,276	$1,827,666
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$6,999	$—	$8,311	$—
Changes in accrued property and equipment purchases	$(78,767)	$(11,694)	$24,882	$14,985
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$1,988,429	$1,799,082	$1,988,429	$1,799,082
Restricted cash included in prepaid expenses and other current assets	2,287	1,862	2,287	1,862
Restricted cash included in other assets	20,560	26,722	20,560	26,722
Total cash, cash equivalents and restricted cash	$2,011,276	$1,827,666	$2,011,276	$1,827,666

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Non-GAAP net income (loss) and net income (loss) per share:
Net income (loss)	$222,116	$118,773	$(1,135,626)	$1,465,659
Exclude: Provision (benefit) for income taxes	1,903	39,321	1,084,687	(1,075,520)
Income (loss) before income taxes	224,019	158,094	(50,939)	390,139
Stock-based compensation expense	128,184	101,296	474,932	378,025
Amortization of acquired intangible assets	5,585	4,034	23,569	16,543
Non-cash interest expense related to convertible notes	27,000	20,047	101,733	113,298
Impairment on investments in privately-held companies	—	—	8,842	(8,611)
Restructuring charges	—	—	—	(217)
Non-GAAP income before income taxes	384,788	283,471	558,137	889,177
Non-GAAP provision (benefit) for income taxes (1)	71,762	87,859	1,246,706	(970,493)
Non-GAAP net income (loss)	$313,026	$195,612	$(688,569)	$1,859,670
GAAP basic shares	793,789	776,647	787,861	770,729
Dilutive equity awards (2)	22,579	12,037	—	14,802
Non-GAAP diluted shares (3)	816,368	788,684	787,861	785,531
Non-GAAP diluted net income (loss) per share	$0.38	$0.25	$(0.87)	$2.37
Adjusted EBITDA:
Net income (loss)	$222,116	$118,773	$(1,135,626)	$1,465,659
Stock-based compensation expense	128,184	101,296	474,932	378,025
Depreciation and amortization expense	128,708	116,473	495,177	465,549
Interest and other expense (income), net	27,905	(5,210)	77,597	(23,766)
Provision (benefit) for income taxes	1,903	39,321	1,084,687	(1,075,520)
Restructuring charges	—	—	—	(217)
Adjusted EBITDA	$508,816	$370,653	$996,767	$1,209,730
Stock-based compensation expense by function:
Cost of revenue	$8,687	$6,019	$32,020	$22,797
Research and development	76,406	59,564	281,092	209,063
Sales and marketing	25,176	21,717	98,748	85,739
General and administrative	17,915	13,996	63,072	60,426
Total stock-based compensation expense	$128,184	$101,296	$474,932	$378,025
Amortization of acquired intangible assets by function:
Cost of revenue	$5,585	$4,034	$23,569	$15,923
Sales and marketing	—	—	—	620
Total amortization of acquired intangible assets	$5,585	$4,034	$23,569	$16,543
Restructuring charges by function:
Cost of revenue	$—	$—	$—	$(13)
Research and development	—	—	—	(73)
Sales and marketing	—	—	—	(87)
General and administrative	—	—	—	(44)
Total restructuring charges	$—	$—	$—	$(217)
Non-GAAP costs and expenses:
Total costs and expenses	$1,037,117	$854,457	$3,689,691	$3,092,956
Less: stock-based compensation expense	(128,184)	(101,296)	(474,932)	(378,025)
Less: amortization of acquired intangible assets	(5,585)	(4,034)	(23,569)	(16,543)
Less: restructuring charges	—	—	—	217
Total non-GAAP costs and expenses	$903,348	$749,127	$3,191,190	$2,698,605

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
(Continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Adjusted free cash flow:
Net cash provided by operating activities	$330,300	$277,179	$992,870	$1,303,364
Less: purchases of property and equipment	(295,525)	(151,615)	(873,354)	(540,688)
Plus: proceeds from sales of property and equipment	3,355	1,868	9,170	6,158
Adjusted free cash flow	$38,130	$127,432	$128,686	$768,834
Adjusted net income (loss) and adjusted diluted net income (loss) per share:
Net income (loss)	$222,116	$118,773	$(1,135,626)	$1,465,659
Exclude: benefit from deferred tax asset (4)	—	—	—	(1,206,880)
Exclude: provision for deferred tax assets valuation allowance (5)	—	—	1,101,374	—
Adjusted net income (loss)	$222,116	$118,773	$(34,252)	$258,779
GAAP diluted shares	816,368	788,684	787,861	785,531
Adjusted diluted net income (loss) per share	$0.27	$0.15	$(0.04)	$0.33

(1) The non-GAAP benefit from income taxes for the year ended December 31, 2019 includes benefits of $1.21 billion from the establishment of deferred tax assets from intra-entity transfers of intangible assets. The non-GAAP provision for income taxes for the year ended December 31, 2020 includes a provision of $1.11 billion related to the establishment of a valuation allowance against deferred tax assets.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions.

(3) GAAP diluted shares are the same as non-GAAP diluted shares for all periods presented.
(4) The benefit from deferred tax asset in the year ended December 31, 2019 is primarily related to the establishment of deferred tax assets from intra-entity transfers of intangible assets.
(5) The provision for deferred tax assets valuation allowance in the year ended December 31, 2020 is related to the establishment of a valuation allowance against deferred tax assets.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect (1):
Revenue	$1,289	$1,007	$3,716	$3,459
Foreign exchange effect on 2020 revenue using 2019 rates	(6)		(1)
Revenue excluding foreign exchange effect	$1,283		$3,715
Revenue year-over-year change percent	28%		7%
Revenue excluding foreign exchange effect year-over-year change percent	27%		7%

Advertising revenue	$1,155	$885	$3,207	$2,993
Foreign exchange effect on 2020 advertising revenue using 2019 rates	(6)		(1)
Advertising revenue excluding foreign exchange effect	$1,149		$3,206
Advertising revenue year-over-year change percent	31%		7%
Advertising revenue excluding foreign exchange effect year-over-year change percent	30%		7%

Data licensing and other revenue	$134	$123	$509	$466
Foreign exchange effect on 2020 data licensing and other revenue using 2019 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$134		$509
Data licensing and other revenue year-over-year change percent	9%		9%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	9%		9%

International revenue	$556	$416	$1,638	$1,515
Foreign exchange effect on 2020 international revenue using 2019 rates	(6)		(1)
International revenue excluding foreign exchange effect	$550		$1,637
International revenue year-over-year change percent	34%		8%
International revenue excluding foreign exchange effect year-over-year change percent	32%		8%

International advertising revenue	$509	$375	$1,469	$1,358
Foreign exchange effect on 2020 international advertising revenue using 2019 rates	(6)		(1)
International advertising revenue excluding foreign exchange effect	$503		$1,468
International advertising revenue year-over-year change percent	35%		8%
International advertising revenue excluding foreign exchange effect year-over-year change percent	34%		8%

(1) The sum of individual amounts may not always equal total amounts indicated due to rounding.